Exhibit 10.40

SETTLEMENT AND LICENSE AGREEMENT

This Settlement and License Agreement (this “Agreement”), effective as of the date when executed by all Parties hereto and the signatory to Exhibit C (the “Effective Date”), is made and entered into between Sky Technologies, LLC, a Massachusetts limited liability company, Ariba, Inc., a Delaware corporation, and Procuri, Inc. (each a “Party” and collectively the “Parties”).

RECITALS

WHEREAS, Ariba filed a lawsuit against Sky in the United States District Court for the District of Massachusetts on September 16, 2005, Case No. 05-CA-11883-WGY;

WHEREAS, Ariba’s lawsuit was subsequently dismissed without prejudice so that Sky and Ariba could pursue settlement discussions;

WHEREAS, after such discussions were unsuccessful in resolving the dispute between Sky and Ariba, Sky then filed a lawsuit against Ariba in the United States District Court for the District of Massachusetts on October 17, 2006 Case No. 1:06-CV-11889 WGY, and Ariba filed counterclaims therein;

WHEREAS, on September 20, 2007, Ariba announced the acquisition of Procuri, Inc.;

WHEREAS, on October 19, 2007, Sky filed a lawsuit against Procuri in the United States District Court for the Eastern District of Texas, Case No. 07-CV-462 (collectively, with the two Massachusetts cases, the “Actions”);

WHEREAS, on December 17, 2007, Ariba closed its acquisition of Procuri;

WHEREAS, Ariba and Procuri do not acknowledge any liability nor the validity of Sky’s patents;

WHEREAS, Sky, Ariba and Procuri now desire to settle each of the claims and counterclaims asserted in the Actions on the terms and conditions respectively set forth in this Agreement; and

NOW, THEREFORE, for and in consideration of the covenants, conditions and undertakings hereinafter set forth, it is hereby agreed by and between the Parties as follows:

AGREEMENT

1. Definitions.

“Ariba” means Ariba Inc. and any (i) parent formed as a result of a recapitalization or other restructuring where such parent is owned in substantially the same proportions by the persons who held Ariba Inc.’s securities immediately before such transaction, (ii) Subsidiary (iii) predecessor-in-interest entity, including without limitation Procuri, (iv) Ariba Successor-In-Interest, or (v) any subsequently acquired assets or companies or portions of companies (“Acquired Entities/Assets”), except where there is a pending lawsuit by Sky Technologies LLC against such Acquired Entity/Assets prior to a public announcement of the acquisition.

“Ariba Customer” means any licensed customer or licensed user of any Ariba Offering.

“Ariba Offering” means any past, present or future Ariba product or service made, used, leased, distributed, licensed, offered for sale, lease or license, or sold anywhere in any territory worldwide, including without limitation a service, software or hardware product, or technology such as the Ariba Supplier Network, Ariba multi-tenant hosted on-demand spend management applications, and/or Ariba single-tenant hosted enterprise applications.

“Ariba Parties” means Ariba and each of their respective past and present officers, employees, directors, shareholders, agents, attorneys, and insurers.

“Ariba Successor-in-Interest” means any or all acquiring entities of Ariba or its assets, provided that the scope of coverage hereunder for acquiring entities of Ariba or its assets extends only to Ariba Offerings in existence at the time of any such acquisition, as well as any subsequent versions or enhancements thereof, but for the avoidance of doubt does not extend to (a) any pre-existing infringing technology, product or service of the acquirer, or (b) any subsequent versions or enhancements of such pre-existing technology, product or service of the acquirer after such an acquisition.

“Ariba Distributor” means any third party authorized by Ariba to copy, sell, host, license, resell, co-sell, install, localize, configure, and/or customize and/or modify insofar as Ariba retains ownership of the underlying intellectual property, any Ariba Offering.

“Covered Product” means (i) any Ariba Offering, (ii) any product, service or technology of a third-party (not including any Ariba Successor-in-Interest) distributed by Ariba insofar as it is bundled with, utilizes or invokes functions, features, services or technology, including but not limited to enterprise services, contained in or available from or through any Ariba Offering.

“Beneficiary Parties” means each of Ariba, any Ariba Distributor, any Ariba Customer and any other authorized user of an Ariba Offering, as well as any third party who, with respect to any Ariba Customer’s use of any application or service of an Ariba Offering, practices one or more steps in a method claim or provides one or more elements of an apparatus or system claim of one or more of the Licensed Patents.

“Licensed Patents” means (i) U.S. Patent Nos. 6,141,653, 6,332,135, 6,336,105, 6,338,050, 7,149,724, 7,162,458, 7,194,442, 7,222,109 (ii) any U.S. or international patents or patent applications claiming the benefit of a filing date from any of the foregoing patents or the applications therefor, (iii) all divisional, continuation, continuation-in-part, re-issue, reexamination, CPA and RCE applications and patents based on any of the patents or patent applications recited in clauses (i) or (ii), and (iv) any other U.S. or international patents or U.S. or international applications (a) that are now owned (in full or partially) by Sky (b) that are exclusively licensed to Sky, or (c) with respect to which Sky has the right to grant licenses or covenants not to sue.

“Subsidiary” means any entity with regard to which (a) greater than fifty percent (50%) of whose outstanding stock or other equity interest entitled to vote for the election of directors or similar managing authority of such entity is directly or indirectly through one or more intermediaries owned or controlled by Ariba, or (b) which is owned or controlled directly or indirectly through one or more intermediaries by Ariba, so long as the percentage ownership and voting rights give Ariba effective control of the subsidiary sufficient to ensure compliance with the terms of this Agreement.

“Sky” means Sky Technologies LLC, its secured creditors who provide consent in the form of Exhibit C hereto, any Sky Successor-in-Interest, and any company in which Jeffrey Conklin holds a majority or controlling interest other than any company that holds other patents unless it also holds one or more of the Licensed Patents, including without limitation Ozro, Inc..

“Sky Successor-in-Interest” means any successor or assign with respect to the Licensed Patents. The covenants made herein are intended to “run with” the Licensed Patents and to bind any party in a position to enforce them, and Sky, including any Sky Successor-in-Interest, shall disclose this Agreement in connection with any proposed transaction resulting in the creation of a new Sky Successor-in-Interest, and shall obtain consent in writing to the terms hereof prior to any such transaction.

2. License Grants.

Provided that Ariba and Procuri have made the payments required by paragraph 3.1 hereof, the following licenses are hereby granted.

2.1 License Grants.

(a) Sky hereby grants to Ariba an irrevocable, perpetual, nonexclusive, fully paid-up, royalty free, right and license under the Licensed Patents to make, have made, use, lease, sell, offer to sell, import, export and otherwise transfer any Ariba Offering in any territory worldwide, and to practice any method or process or use any product involved in the manufacture, sale, offering for sale, or use thereof.

(b) Sky hereby grants to Ariba Distributors an irrevocable, perpetual, nonexclusive, fully paid-up, royalty free, right and license under the Licensed Patents to use, lease, sell, offer to sell, import, export, otherwise transfer, and make (only insofar as using, leasing, selling, offering to sell, importing, exporting or otherwise transferring an Ariba Offering may require making the apparatus or system claimed in any Licensed Patent), any Ariba Offering in any territory worldwide.

(c) Sky hereby grants to Ariba Customers an irrevocable, perpetual, nonexclusive, fully paid-up, royalty free, right and license under the Licensed Patents to use, and to make (only insofar as using any Ariba Offering may require making the apparatus or system claimed in any Licensed Patent), any Ariba Offering in any territory worldwide.

2.2 Limitations on License. No license is granted by Sky either directly or by implication, estoppel, or otherwise other than under the Licensed Patents nor with respect to anything other than Ariba Offerings. No right to sublicense is granted hereunder except as may occur by operation of law as a result of the express grants set forth herein.

2.3 Patent Marking. Ariba shall comply prospectively with all statutory marking requirements for the negotiation event type.

3. Payment.

3.1 Payment Amount. Within ten (10) business days from the Effective Date, Ariba shall pay to Sky Technologies LLC a one-time settlement payment amount of five million five hundred thousand United States dollars ($5,500,000), and Procuri shall pay to Sky Technologies LLC a one-time settlement payment amount of two million United States dollars ($2,000,000). Ariba further agrees to pay the verified reasonable expenses of Sky Technologies LLC in connection with the Massachusetts actions, in a total amount not to exceed $400,000, as follows. Within ten (10) business days from the Effective Date, Sky shall supply to Ariba a summary of all such expenses paid, along with copies of any outstanding non-confidential invoices. Sky agrees to certify that any amounts paid or outstanding for invoices containing confidential material are valid, but shall not be obligated to disclose such invoices containing confidential material. Any invoices not supplied within the ten-day period shall not be subject to reimbursement. Within twenty days of the Effective Date, Ariba shall pay the expenses submitted by means of a check made out to Sky Technologies LLC.

3.2 Means of Payment. Provided that Sky Technologies LLC has supplied its Taxpayer ID number, the settlement payments (other than expense reimbursement) shall be made in United States Dollars and shall be made by electronic funds transfers to Susman Godfrey LLP. Payment shall be made to the following account:

Susman Godfrey LLP -

Multi-Client Account

JPMorgan Chase Bank of Texas

712 Main, 2nd Floor East

Houston, TX 77002

ABA #021000021

Swift Code CHASUS33

Account #00103347069

Matter #009382

Sky hereby acknowledges and agrees that payments made by Ariba and Procuri of the settlement amounts in the means specified by this paragraph shall be a full and complete compliance with the payment obligations hereunder (other than the expense reimbursement payments for which a different means of payment is provided in paragraph 3.1).

3.3 Taxes. Ariba and Procuri shall make all payments due hereunder in United States currency clear of and without deduction or deferment for any demand, set-off, counterclaim or other dispute. Each Party shall be separately and individually responsible for the tax consequences to it of this transaction.

4. Dismissals, Releases and Covenants Not To Sue.

4.1 Dismissals. Within five (5) business days of the Effective Date hereof, Sky shall cause to be filed in the District of Massachusetts, Case No. 1:06-CV-11889 WGY, a fully executed stipulated order of dismissal with prejudice in the form attached hereto as Exhibit A. Within five (5) business days of the Effective Date hereof, Sky shall cause to be filed in the Eastern District of Texas, Case No. 07-CV-462 a fully executed dismissal with prejudice in the form attached hereto as Exhibit B.

4.2 Releases.

Except as necessary to enforce this Agreement, Ariba, Inc. and Procuri, Inc. hereby unconditionally release and forever discharge Sky Technologies LLC from any and all claims, demands, liens, actions, suits, causes of action, obligations, controversies, debts, costs, attorneys’ fees, expenses, damages, judgments, orders, and liabilities of whatever kind or nature at law, in equity, or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which have existed or may have existed, or which do exist or which hereafter can, shall or may exist, based on any facts, acts, events, or omissions, occurring from the beginning of time to the Effective Date.

Except as necessary to enforce this Agreement, Ariba, Inc. and Procuri, Inc. hereby release and forever discharge the past and present officers, employees, directors, shareholders, agents, attorneys, secured creditors and insurers of Sky Technologies LLC from any and all claims, demands, liens, actions, suits, causes of action, obligations, controversies, debts, costs, attorneys’ fees, expenses, damages, judgments, orders, and liabilities of whatever kind or nature at law, in equity, or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden, arising out of or related to the claims made in the Actions.

Except as necessary to enforce this Agreement, Sky hereby unconditionally releases and forever discharges Ariba, Inc. and Procuri, Inc. from any and all claims, demands, liens, actions, suits, causes of action, obligations, controversies, debts, costs, attorneys’ fees, expenses, damages, judgments, orders, and liabilities of whatever kind or nature at law, in equity, or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which have existed or may have existed, or which do exist or which hereafter can, shall or may exist, based on any facts, acts, events, or omissions, occurring from the beginning of time to the Effective Date.

Except as necessary to enforce this Agreement, Sky hereby releases and forever discharges the Ariba Parties other than Ariba, Inc. and Procuri, Inc. (who are addressed in the preceding paragraph) from any and all claims, demands, liens, actions, suits, causes of action, obligations, controversies, debts, costs, attorneys’ fees, expenses, damages, judgments, orders, and liabilities of whatever kind or nature at law, in equity, or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden, arising out of or related to the claims made in the Actions.

4.3 Covenants Not To Sue

(a) Sky hereby covenants not to commence or pursue any legal proceeding anywhere in the world against the Beneficiary Parties alleging that any Covered Product infringes (directly or indirectly, jointly or severally) any of the Licensed Patents.

(b) Ariba hereby agrees that it shall not engage in or assist any further challenges to any Licensed Patent, except in defense of any claims against Acquired Entities/Assets not covered by this Agreement or as required by law to respond to a subpoena or other litigation process.

(c) Except as necessary to enforce this Agreement, Sky and Jeffrey Conklin hereby agree not to advocate or have any financial interest in any future suit against Ariba related to infringement of the Licensed Patents.

5. Mutual Warranty. Sky hereby represents and warrants that it has the full right and power to grant the licenses set forth in this Agreement, and that there are no outstanding agreements, assignments, or encumbrances inconsistent with the provisions of this Agreement. Each Party hereto warrants and represents to the other that its execution hereof has been duly authorized by all necessary corporate action of such Party and will hold harmless any Party to this Agreement for attorneys’ fees, costs, expenses, or damages incurred or paid as a result of any assertion that such person or entity lacks such authority. Ariba will indemnify, defend and hold Sky harmless for attorneys’ fees, costs, expenses, or damages incurred or paid as a result of Procuri’s failure to make payment.

6. Confidentiality.

6.1 Non-Disclosure. Sky and its attorneys agree not to disclose any term or condition of this Agreement to any third party without the prior written consent of Ariba. This obligation is subject to the following exceptions:

(a) disclosure is permissible if required by government or court order or subpoena, provided the Party required to disclose first gives the other ten (10) business days prior written notice to enable it to seek a protective order;

(b) disclosure is permissible if otherwise required by law;

(c) disclosure is permissible if required to enforce rights under this Agreement;

(d) disclosure is permissible to the extent reasonably necessary, on a confidential basis, to inform Sky’s accountants, attorneys, financial advisors, its present or future providers of venture capital and/or potential investors in or acquirers.

(e) disclosure by Sky is permissible if the terms and conditions of this Agreement are publicly disclosed by Ariba. Under such circumstances, Sky may do no more than refer third parties to Ariba’s public securities filings, without any further comment of any kind whatsoever except the form of comment specified in paragraph 6.2(c).

6.2 Publicity.

(a) Neither Sky, nor its attorneys, may issue any press release, announcement or otherwise publicize the settlement or this Agreement or any of its terms, including without limitation publication or discussion of the settlement Agreement on Sky’s web site.

(b) Sky may identify Ariba and Procuri as licensees.

(c) If asked about the Actions, or any of them, or the results thereof, Sky and its attorneys may respond only that “Ariba (and Procuri) is/are licensees under Sky’s patents and the matter(s) has/have been resolved,” and may not provide further comment.

(d) The Protective Order entered in the Massachusetts action shall govern the disposition of discovery material. Neither Sky nor Ariba’s discovery materials may be disclosed. Each Party must provide notice and an opportunity for the other to object before disclosure to any third party of any discovery material in other legal proceedings. There shall be no further discovery initiated by any Party.

7. Notices.

7.1 Notices. All notices, including notices change of address, required or permitted to be given hereunder shall be in writing and shall be delivered by hand, or if dispatched by prepaid air courier or by registered or certified airmail, postage prepaid, addressed as follows:

If to Sky:	If to Ariba or Procuri:

SKY Technologies, LLC	David Middler, Esq.
Jeff Conklin	General Counsel
398 Columbus Avenue	Ariba, Inc.
Suite 292	807 11th Ave.
Boston, MA 02116	Sunnyvale, CA 94089

With a copy to:

Greg White	Annette Hurst, Esq.
Seyfarth Shaw	Heller Ehrman LLP
Two Seaport Lane	333 Bush St.
Suite 300	San Francisco, CA 94104
Boston MA 02210

7.2 Deemed Service. Such notices shall be deemed to have been served when received by addressee or, if delivery is not accomplished by reason of some fault of the addressee, when tendered for delivery. Any Party may give written notice of a change of address and, after notice of such change has been received, any notice or request shall thereafter be given to such Party as above provided at such changed address.

8. Independent Contractor. Each Party is an independent contractor and has and shall have no power, and each Party will not represent that it has any power, to bind the other Party or to assume or create any obligation or responsibility on behalf of the other Party. Nothing in this Agreement shall be deemed to create any partnership, joint venture or franchise relationship among the Parties.

9. General Provisions.

9.1 Entire Agreement. This Agreement (and the Protective Order referenced in paragraph 6.2(d)) constitutes the entire agreement and understanding between the parties hereto with respect to its subject matter and terminates and supersedes any prior or contemporaneous agreements or understandings relating to such subject matter. None of the provisions of this Agreement may be waived or modified except in a writing signed by both parties, and there are no representations, promises, agreements, warranties, covenants or undertakings other than those contained herein.

9.2 No Waiver. No delay or omission on the part of any Party to this Agreement in requiring performance by another Party or in exercising any right hereunder shall operate as a waiver of any provision hereof or of any right or rights hereunder, and the waiver, omission or delay in requiring performance or exercising any right hereunder on any one occasion shall not be construed as a bar to or waiver of such performance or right, or of any right or remedy under this Agreement on any future occasion.

9.3 Attorneys’ Fees. In the event of any action to enforce this Agreement or on account of any breach of or default under this Agreement, the prevailing party in such action shall be entitled to recover, in addition to any other relief to which it may be entitled, all reasonable attorneys’ and experts’ fees incurred by the prevailing party in connection with such action (including, but not limited to, any appeal thereof).

9.4 Governing Law; Jurisdiction and Venue. This Agreement shall be interpreted, construed and enforced in accordance with the laws of the Commonwealth of Massachusetts without reference to its choice of law rules, except to the extent preempted by the laws of the United States of America. With respect to all disputes arising in connection with this Agreement and the dismissal of this Action, the Parties and Jeffrey Conklin consent to jurisdiction, including personal and/or subject matter, and venue in the United States District Court for the District of Massachusetts. The Parties waive their right to object to, or challenge, the jurisdiction or venue of said court.

9.5 Interpretation of Agreement. This Agreement is the product of an arms-length negotiation between the Parties, with each of the Parties being represented by legal counsel of their choice. Accordingly, in any interpretation of this Agreement, it shall be deemed that this

Agreement was prepared jointly by the Parties, and no ambiguity shall be construed or resolved against any Party on the premise or presumption that such Party was responsible for drafting this Agreement. Section and subsection headings in this Agreement are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

9.6 Further Assurances. Each Party shall do, or cause to be done, all such further acts, and shall execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, any and all such further documentation as another Party reasonably requires to carry out the purposes of this Agreement.

9.7 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement effective as of the Effective Date.

Agreed to:		Agreed to:

SKY TECHNOLOGIES, LLC		ARIBA, INC.

By:	/s/ Jeffrey M. Conklin	By:	/s/ Wayne Kimber

Name:	Jeffrey M. Conklin	Name:	Wayne Kimber

Title:	President	Title:	Vice President

Date:	January 18, 2008	Date:	January 18, 2008

Agreed to:		Agreed to:

OZRO, INC.		PROCURI, INC.

By:	/s/ Jeffrey M. Conklin	By:	/s/ Wayne Kimber

Name:	Jeffrey M. Conklin	Name:	Wayne Kimber

Title:	Director \ President	Title:	Vice President

Date:	January 19, 2008	Date:	January 18, 2008

Agreed to:

JEFFREY CONKLIN, AN INDIVIDUAL

/s/ Jeffrey M. Conklin

Date: January 18, 2008

Exhibit A

IN THE UNITED STATES DISTRICT COURT

FOR THE DISTRICT OF MASSACHUSETTS

§
§
SKY TECHNOLOGIES LLC	§
§
Plaintiff,	§
§
v.	§	Case No. 1:06-CV-11889 WGY
§
ARIBA, INC.	§	JURY TRIAL DEMANDED
§
Defendant.	§
§

STIPULATED ORDER OF DISMISSAL

Pursuant to the provisions of Fed. R.Civ.P. 41, the parties, by and through their counsel of record, hereby dismiss with prejudice all claims and counterclaims asserted by them in the above-styled actions. Each side will bear its own fees and costs.

By:
Attorneys for Plaintiff

SKY TECHNOLOGIES, LLC

By:
Attorneys for Defendant

ARIBA, INC.

Exhibit B

IN THE UNITED STATES DISTRICT COURT

FOR THE EASTERN DISTRICT OF TEXAS

§
§
SKY TECHNOLOGIES LLC	§
§
Plaintiff,	§
§
v.	§	Case No. 07-CV-462
§
PROCURI, INC.	§	JURY TRIAL DEMANDED
§
Defendant.	§
§

STIPULATED ORDER OF DISMISSAL

Pursuant to the provisions of Fed. R.Civ.P. 41, the parties, by and through their counsel of record, hereby dismiss with prejudice all claims and counterclaims asserted by them in the above-styled actions. Each side will bear its own fees and costs.

By:
Attorneys for Plaintiff

SKY TECHNOLOGIES, LLC

By:
Attorneys for Defendant

PROCURI, INC.

Exhibit C

CONSENT BY CROSS-ATLANTIC CAPITAL PARTNERS

I, Frederick Tecce, on behalf of Cross-Atlantic Capital Partners, Inc., The Co-Investment 2000 Fund LP, and Cross-Atlantic Technology Fund, L.P., secured creditors of Sky Technologies, LLC, and on behalf of Ozro, Inc., do hereby consent and enter into this Agreement.

By:	/s/ Frederick Tecce

(Duly Authorized)